Exhibit 107

Calculation of Filing Fee Table

FORM S-4

(Form Type)

VERIZON COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	Debt	2.355% Notes due 2032	457(f); 457(a)	$4,663,835,000	—	$4,663,835,000(1)		$432,337.50(2)

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$4,663,835,000		$432,337.50

	Total Fees Previously Paid							$432,337.50

	Total Fee Offsets							$0

	Net Fee Due							$0

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, based on the outstanding aggregate principal amount of our unregistered 2.355% Notes due 2032 to be exchanged for our 2.355% Notes due 2032 registered hereunder.

(2)	Paid in connection with the initial filing of the Form S-4 (No. 333-262143) on January 13, 2022.